Exhibit 10.1(vii)

AMENDMENT NO. 6

TO THE

ECOLAB EXECUTIVE DEATH BENEFITS PLAN

(As Amended and Restated effective March 1, 1994)

WHEREAS, Ecolab Inc. (the “Company”) has established and currently maintains the Ecolab Executive Death Benefits Plan (As Amended and Restated effective as of March 1, 1994) and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to clarify the definition of earnings used to determine death benefits under the Plan, and to clarify the death benefit, for Executives for whom a life insurance policy has been procured to assist with funding the death benefits under the Plan.

NOW, THEREFORE, pursuant to Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”) and subject to Section 1.3 of the Plan, the Company hereby amends the Plan as set forth below. Words used herein with initial capital letters that are defined in the Plan or the Administrative Document are used herein as so defined.

1.       Effective for purposes of determining Annual Compensation on and after January 1, 2017, a new Section 2.9 is added to the Plan:

“Section 2.9 “Annual Compensation” for an Executive for whom an EBUL Policy is maintained shall mean the sum of the Executive’s base salary and targeted annual incentive bonus at plan performance (but not long-term incentive bonuses) approved by the Compensation Committee of the Board of Directors of the Company prior to the most recent EBUL Policy underwriting or annual renewal date. Annual Compensation for an Executive for whom an EBUL Policy is not maintained shall be as defined in the Administrative Document.”

2.       Effective for purposes of determining death benefits on and after January 1, 2017, Subsection (2)(a) of Section 3.2 of the Plan is amended by the addition of the following sentence:

“Provided, however, that in lieu of the benefit described in the preceding sentence, the Death Beneficiary of a deceased Executive who is covered by the provisions of this Section 3.2 and who is also covered by an EBUL Policy at death shall be entitled to receive a lump sum Executive Death Benefit in an amount equal to the lesser of (i) nine million dollars ($9,000,000) or (ii) three hundred percent (300%) of the Executive’s Annual Compensation.”

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 6 this 23rd day of June, 2017.

ECOLAB INC.
/s/ Douglas M. Baker, Jr
Attest:	/s/ David F. Duvick	Douglas M. Baker, Jr. Chief Executive Officer
David F. Duvick Assistant Secretary